FORM 8-K



                 SECURITIES AND EXCHANGE COMMISSION



                        WASHINGTON, D.C. 20549



                            CURRENT REPORT



         Pursuant to Section 13 or 15(d) of the Securities
                       Exchange Act of 1934



          Date of Report                February 23, 1996


                         PECO Energy Company
        (Exact name of registrant as specified in its charter)



         Pennsylvania             1-1401              23-0970240
(State or other jurisdiction    (Commission          (IRS Employer
       of Incorporation)        file number)         Identification
                                                        Number)

     2301 Market Street, Philadelphia, Pennsylvania        19101
       (Address of Principal Executive Offices)          (Zip Code)


Registrant's telephone number, including area code:    215-841-5746





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ITEM 5.  OTHER EVENTS

         As previously reported, Units No. 1 and No. 2 at Salem Generating Station (Salem) have been shutdown since May 16, 1995 and June 7, 1995, respectively. Since that time, Public Service Electric & Gas (PSE&G) has been engaged in an assessment of each unit to identify and complete the work necessary to restart the units. On February 22, 1996, the Company was informed by PSE&G of the following:

         "As a part of PSE&G's comprehensive review, an extensive examination is being performed on the steam generators, which are large heat exchangers used to produce steam to drive the turbines. Within the industry, certain pressurized water nuclear units other than Salem have experienced cracking in a sufficient number of the steam generator tubes to require various modifications to these tubes and replacement of the steam generators in some cases. Until the current outage, regular periodic inspections of the steam generators for each Salem unit has resulted in repairs of a small number of tubes well within NRC limits. As a result of the experience of other utilities with cracking in steam generator tubes, in April 1995 the NRC issued a generic letter to all utilities with pressurized water reactors. This generic letter requested utilities with pressurized water reactors to conduct steam generator examinations with inspection devices capable of detecting evidence of degradation. Subsequently, PSE&G conducted steam generator inspections of the Salem units using the latest technology available, including a new, more sensitive, eddy current testing device.

         With respect to Salem 1, the most recent inspection of the steam generators is not complete, but partial results from eddy current inspections in February 1996 using this new technology show indications of degradation in a significant number of tubes. The inspections are continuing and PSE&G has decided to remove several tubes for laboratory examination to confirm the results of the inspections. Removal of the tubes should be completed in March and preliminary results of the state of the Salem 1 tubes from the subsequent laboratory examinations should be known in April. However, based on the results of inspections to date, PSE&G has concluded that the Salem 1 outage, which was expected to be completed in the second quarter of 1996, will be required to be extended for a substantial additional period to evaluate the state of the steam generators and to subsequently determine an appropriate course of action. Degradation of steam generators in PWRs has become an increasing concern for the nuclear industry. Nationally and internationally, utilities have undertaken actions to repair or replace steam generators. In the extreme, degradation of steam generators has contributed to the retirement of several American nuclear power reactors. After the Salem 1 tubes are fully examined, PSE&G will be able to evaluate its course of action in light of NRC and other industry requirements.

         The examination of the Salem 2 steam generators was completed in January 1996 using the same testing device as used in Salem 1. The results of the Salem 2 inspection are being reviewed again to confirm their results in light of the experience with Salem 1. Although this review has not yet been completed, results to date appear to confirm that the condition of the Salem 2 steam generators is well within current repair limits at the present time. PSE&G will also remove tubes from the Salem 2 steam generators for laboratory analysis to further confirm the results of this testing.


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         PSE&G had planned to return Salem 1 to service in the second quarter of
1996 and Salem 2 in the third quarter of 1996. As a result of the extent of the recently discovered degradation in the Salem 1 steam generators, PSE&G is focusing its efforts on the return of Salem 2 to service in the third quarter. The conduct of the additional steam generator inspections and testing on Salem 2 is not expected to adversely affect the timing of its restart. However, the timing of the restart is subject to completion of the requirements of the restart plan to the satisfaction of PSE&G and the NRC as will as to the normal uncertainties associated with such a substantial review and improvement of the systems of a large nuclear unit, so that no assurance can be given that the projected return date will be met."

         Based on PSE&G's estimates, PECO Energy expects to incur and expense at least $85 million in 1996 for increased costs related to the Salem shutdown, subject to change as a result of the steam generator inspection results.





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                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934,

the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.







                                              PECO ENERGY COMPANY




                                              /s/ J.B. Mitchell
                                              ---------------------------------
                                                      J.B. Mitchell
                                                 Vice President - Finance
                                                      and Treasurer







February 23, 1996